UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2025

Martin Marietta Materials, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	001-12744	56-1848578
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4123 Parklake Avenue
Raleigh, North Carolina	27612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 781-4550

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $.01 par value per share	MLM	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.   Results of Operations and Financial Condition.

On April 10, 2025, Martin Marietta Materials, Inc. (“Martin Marietta” or the “Company”) announced it expects to report first quarter 2025 Revenues, Net Earnings Attributable to Martin Marietta and adjusted EBITDA of $1.353 billion, $116 million and $351 million, respectively. Adjusted EBITDA is a non-GAAP financial measure. See Exhibit A, incorporated by reference herein, for reconciliation to the most directly comparable GAAP measure.  These preliminary unaudited results for first quarter 2025 are an estimate, based on information available to management as of the date of this Form 8-K, and are subject to further changes upon completion of Martin Marietta’s quarter-end close procedures.

The Company will provide full first quarter results and full-year outlook during its first-quarter 2025 earnings conference call on Wednesday, April 30, 2025, at 11:00 a.m. Eastern Time. The Company will release full results for the quarter ended March 31, 2025, that morning before the market opens.

A live, listen-only webcast and supplemental information will be accessible on the Investors section of the Company’s website at www.martinmarietta.com. The conference call may also be accessed by dialing +1 (646) 307-1963 and using conference ID 7889725. Please dial in at least 15 minutes in advance to ensure a timely connection to the call. An on-demand replay will be available on the Company’s website approximately two hours following the conclusion of the live broadcast and will be available for one year. Additional information about the Company’s use of non-GAAP financial measures is available on the Company’s website at www.martinmarietta.com by clicking the heading “Reports & Filings” in the “Investors” section and then clicking the quick link “Non-GAAP Measures”.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2025, James A.J. Nickolas notified Martin Marietta of his decision to resign as Executive Vice President and Chief Financial Officer, effective April 11, 2025 (the “Transition Date”), to join a publicly traded equipment, technology and services company as its Chief Financial Officer. Mr. Nickolas’ resignation is for personal reasons to enable him and his family to relocate to their hometown of Chicago and did not arise from any disagreement on any matter relating to the operations, policies, financial results or accounting practices of the Company.

On April 10, 2025, the Company appointed Robert J. Cardin, age 61, to serve as the Company’s Interim Chief Financial Officer, effective as of the Transition Date, and he will hold the position of Interim Chief Financial Officer until his successor is chosen and qualified. Mr. Cardin will continue to serve as Senior Vice President, Controller and Chief Accounting Officer, a position he has held with the Company since 2019. Mr. Cardin is a Certified Public Accountant and holds a bachelor’s degree from the University of Michigan and a Master’s of Business Administration degree from Wayne State University.

The Company has initiated a search process of internal and external candidates with the assistance of a leading executive search firm to identify the Company’s next Chief Financial Officer.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

10.1	Martin Marietta Internal Organizational Announcement, dated April 10, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Exhibit A

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

Earnings before interest; income taxes; depreciation, depletion and amortization expense; the earnings/loss from nonconsolidated equity affiliates; acquisition, divestiture and integration expenses and the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting subject to the limitations described below; nonrecurring gain on divestiture; and noncash asset and portfolio rationalization charge (Adjusted EBITDA) is an indicator used by the Company and investors to evaluate the Company’s operating performance from period to period. Effective January 1, 2024, transaction expenses and inventory acquisition accounting impacts are only excluded for transactions with at least $2 billion in consideration and transaction expenses expected to exceed $15 million. Management believes Adjusted EBITDA provides investors with a useful tool to evaluate the Company’s ongoing business, performance from period to period and anticipated performance. Adjusted EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to earnings from operations, net earnings attributable to Martin Marietta or operating cash flow. For further information on Adjusted EBITDA, refer to the Company’s website at www.martinmarietta.com.

Reconciliation of Net Earnings Attributable to Martin Marietta to Adjusted EBITDA

Three Months Ended March 31, 2025
(Dollars in millions)
Net earnings attributable to Martin Marietta	$116
Add back:
Interest expense, net of interest income	51
Income tax expense for controlling interests	31
Depreciation, depletion and amortization expense and earnings/loss from nonconsolidated equity affiliates	153
Adjusted EBITDA	$351

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MARIETTA MATERIALS, INC.
(Registrant)

Date: April 10, 2025	By:	/s/ Bradley D. Kohn
Bradley D. Kohn,
Senior Vice President and General Counsel